SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 22, 2005

Games, Inc.

(Exact name of Registrant as specified in its Charter)

Delaware	000-33345	75-2926440
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification Number)

425 Walnut Street, Suite 2300, Cincinnati, Ohio  45202

(Address of principal executive offices)   (Zip Code)

Registrant’s telephone number, including area code:  (513) 381-0777

N/A

(Former name or former address, if changed since last report)

Item 8.01 Other Events.

On April 22, 2005, Games, Inc. sent a letter to update shareholders with respect to progress with lottery online  in response to an article in the USA Today found at:  http://www.usatoday.com/news/nation/2005-04-21-lottery-online_x.htm?POE=NEWISVA. The full text of the letter to shareholders is set forth in Exhibit 99.1 attached hereto and is incorporated in this Report as if fully set forth herein.

Item 9.01 Financial Statements and Exhibits.

1.

Financial statements: None.

2.

Pro forma financial information: None.

3.

Exhibits:

99.1 Letter to Shareholders dated April 22, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

GAMES, INC.

/s/ Roger W. Ach, II

Roger W. Ach, II

President and Chief Executive Officer

Date: April 22, 2005

EX-99.1

April 22, 2005

MEMORANDUM TO:          Games, Inc. Shareholders

FROM:                                    Roger W. Ach, II

We wanted to take the opportunity to give you an update on what is happening at your company.  We have continued to make progress in executing our objectives in Lottery Online and Search.  We continue to seek a legal or negotiated settlement on the Atari litigation as well as a more profitable repositioning of our Cards.com property.

It has always been our objective to offer Internet access to state and provincial lotteries in the US and Canada.  Currently, the United Kingdom offers Lottery Online, as does the Atlantic Canadian Provinces. Even though most US and Canadian jurisdictions offer their citizens 24/7/365 access to all services, including payment of Taxes and License Renewal; to date, no other Canadian province nor any other US state has yet to provide Lottery Online access to its citizens.  We have developed the software to allow a qualified individual to enjoy secure daily and Subscription access to his or her own state or provincial Lottery.

A recent USA Today article found at: http://www.usatoday.com/news/nation/2005-04-21-lottery-online_x.htm?POE=NEWISVA contains the following quotes and reinforce our position:

“I've said for 10 years that Internet lottery sales are just around the corner, and I may finally be proved right," says Charles Strutt, executive director of the Multi-State Lottery Association, which runs the Powerball lottery.

Internet sales are "the next logical step to make life easier for our players," says Rick Wisler, Executive Director of New Hampshire lottery, which was the nation's first when it began in 1964.

There is active legislation in Georgia (House Bill 346) which has passed the Georgia House of Representatives by a 98 to 48 margin and the Georgia Senate Committee on Economic Development by a 6 to 1 margin. Georgia HB 346 awaits a vote by the full Georgia Senate, when the Senate reconvenes in January; or could be enacted by the Executive Branch between now and then.

In Illinois, our Lottery Online Bill passed 32 to 24.  The next hearing on the issue is scheduled for April 27.The Illinois Leadership have followed the Bill closely, and we expect that the House will move the Bill along for a vote by May 5th, unless the time for consideration is extended by the House, itself, and may be included in the Illinois state Budget. We believe we have sufficient votes for passage in the House; then on to the Governor for his consideration and signature.

The North Carolina House of Representatives passed a Bill enabling a statewide Lottery for the first time; that language provides for Lottery Online. The North Carolina Senate is now considering the matter; and is expected to promptly pass their Senate version of the Lottery Bill, which could either go back to the House or be simply included in the Senate Budget Bill, which is expected to be considered and passed in the next two weeks.  In addition, we recently visited Washington DC, and several of the District Leadership have invited us to “come in to talk about Lottery Online” with several of the key Council People.

In Games’ Search initiative, we have continued to examine the opportunities and believe we have found a very attractive one. It would involve Games’ acquiring one of the few remaining key “brands” in Search; integrating the best Data, Search Engine technology and Taxonomy; and promptly re-configuring the site’s current operation to position the brand for more profitable operation, focusing on Local Search and Commerce.  We will keep you up to date on this initiative as negotiations progress.